Exhibit (h)(2)(i)

AMENDMENT TO PARTICIPATION AGREEMENT

Regarding

RULE 498A

And

FUND DISCLOSURE DOCUMENTS

Protective Life Insurance Company (the “Company and American Century Investment Services, Inc. (the “Underwriter”), a Missouri corporation entered into a certain fund participation agreement dated May 1, 2018, as amended (the “Participation Agreement”). This Amendment (the “Amendment”) to the Participation Agreement is entered into as of March 30, 2022, by and among the Company, on its own behalf and on behalf of each separate account of the Company as set forth in the Participation Agreement, as may be amended from time to time (individually and collectively the “Accounts”) and the Underwriter (collectively, the “Parties”).

RECITALS

WHEREAS, pursuant to the Participation Agreement among the Parties, the Company invests in shares of certain of the portfolios of the funds distributed by the Underwriter (the “Portfolios”) as a funding vehicle for the Accounts that issue variable annuity and/or life insurance contracts (the “Variable Contracts”) to persons that are registered owners of such Variable Contracts on the books and records of the Company (the “Contract Owners”);

WHEREAS, the Accounts are registered as unit investment trusts under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, Section 5(b)(2) of the Securities Act of 1933, as amended (the “1933 Act”) may require that a Statutory Prospectus (as defined in Rule 498A under the 1933 Act; “Rule 498A”) for the Portfolios be delivered to Contract Owners under certain circumstances;

WHEREAS, the Parties intend to meet any such Portfolio Statutory Prospectus delivery requirement by relying on (and complying with the requirements, terms and conditions of) paragraph (j) of Rule 498A for “on-line” delivery;

WHEREAS, paragraph (j) of Rule 498A requires, inter alia, that certain Fund Documents (defined below) be posted and maintained on a website specified on the cover page of the Summary Prospectus for the Variable Contracts, and the Company intends to host said website; and

WHEREAS, the Company cannot host such website in compliance with Rule 498A unless the Underwriter prepares and provides the Fund Documents that are specified in the Rule;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Company, and the Underwriter hereby agree to supplement and amend the Participation Agreement as follows:

1.                                      Provision of Fund Documents; Website Posting.

(a).                              Fund Documents. The Underwriter is responsible for preparing and providing the following “Fund Documents,” as specified in paragraph (j)(1)(iii) of Rule 498A:

(i)                                    Summary Prospectus for the Portfolios;

(ii)                                Statutory Prospectus for the Portfolios;

(iii)                            Statement of Additional Information (“SAI”) for the Portfolios; and

(iv)                             Most Recent Annual and Semi-Annual Reports to Shareholders (under Rule 30e-1 under the 1940 Act) for the Portfolios.

(b).                              Deadline for Providing, and Currentness of, Fund Documents. The Underwriter shall provide the Fund Documents specified in 1(a)(i), (ii), and (iii) above to the Company (or its designee) on a timely basis (to facilitate the required website posting) and provide updated versions as necessary, to facilitate a continuous offering of the Portfolio Company’s securities and the Contracts. The Underwriter shall provide the Shareholder Reports specified in 1(a)(iv) above within 60 days after the close of each of the Portfolio’s reporting periods (in accordance with Rule 30e-1 under the 1940 Act).

(c).                               Format of Fund Documents. The Underwriter shall provide the Fund Documents to the Company (or its designee) in an electronic format that is suitable for website posting, and in a format, or formats, that:

(i)           are both human-readable and capable of being printed on paper in human-readable format (in accordance with paragraph (h)(2)(i) of Rule 498A);

(ii)        permit persons accessing the Statutory Prospectus and SAI to move directly back and forth between each section heading in a table of contents of such document and the section of the document referenced in that section heading (that is, these documents must include linking, in accordance with paragraph (h)(2)(ii) of Rule 498A); and

(iii)        permit persons accessing the Fund Documents to permanently retain, free of charge, an electronic version of such materials that meet the requirements of subparagraphs 1(c)(i) and (ii) above (in accordance with paragraph (h)(3) of Rule 498A).

(d).                              Website Hosting. The Company shall host and maintain the website specified in paragraph (j)(1)(iii) of Rule 498A, so that the Fund Documents are publicly accessible, free of charge, at that website, in accordance with the conditions set forth in that paragraph, provided that the Underwriter fulfill its obligations under this Amendment.

(e).                               Use of Summary Prospectuses.

(i).                                 The Company shall ensure that an Initial Summary Prospectus is used for each currently offered Variable Contract described under the related registration statement, in accordance with paragraph (j)(1)(i) of Rule 498A.

(ii).                             The Underwriter shall ensure that a summary prospectus is used for the Portfolios, in accordance with paragraph (j)(1)(ii) of Rule 498A.

(f).                                Website Hosting Fee (Expense Allocation). The Underwriter shall bear the pro rata share of the direct, out-of-pocket costs of posting, maintaining, and managing the Fund Documents on the website hosted by the Company through the payment of a quarterly Website Hosting Fee to the Company.

(i).                    Amount of Fee. The Website Hosting Fee shall be assessed and communicated by the Company to the Underwriter on a quarterly basis.

(ii).                     Payment of Fee. If it has been timely invoiced, the Underwriter shall pay the Website Hosting Fee to the Company within 15 business days after the end of the calendar quarter.

(iii).                     Review and Renegotiation. From time to time, the Parties shall review the Website Hosting Fee to determine whether it reasonably approximates the Company’s incurred and anticipated costs (both ‘soft’ internal costs and ‘hard’ external costs) of posting, maintaining, and managing the Fund Documents on the website hosted by the

Company. The Parties agree to negotiate in good faith any change to the Website Hosting Fee proposed by a Party.

2.                                      Content of Fund Documents. The Underwriter shall be responsible for the content and substance of the Fund Documents as provided to the Company, including, but not limited to, the accuracy and completeness of the Fund Documents. Without limiting the generality of the foregoing in any manner, the Underwriter shall be responsible for ensuring that the Fund Documents as provided to the Company:

(a).                              Meet the applicable standards of the 1933 Act, the Securities Exchange Act of 1934, as amended; the 1940 Act; and all rules and regulations under those Acts; and

(b).                              Do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading.

3.                                      Provision of Fund Documents for Paper Delivery. The Underwriter shall:

(a).                              At its expense, as the Company may reasonably request from time to time, provide the Company with sufficient paper copies of the then current Fund Documents, so that the Company may maintain a supply of such current paper documents sufficient in its reasonable judgment to meet anticipated requests from Contract Owners (see paragraphs (i)(1) and (j)(3) of Rule 498A). Such Company requests shall be fulfilled reasonably promptly, but in no event more than 30 business days after the request from the Company is received by the Underwriter.

(b).                              Alternatively, if requested by the Company in lieu thereof, the Underwriter or its designee shall provide such electronic or other documentation (including “camera ready” copies of the current Fund Documents as set in type, or at the request of the Company, a diskette in a form suitable to be sent to a financial printer), and such other assistance as is reasonably necessary to have the then current Fund Documents printed for distribution; the reasonable costs of providing the electronic documentation and of such printing to be borne by the Underwriter.

(c).                               The Underwriter shall reimburse the Company for the direct, out of pocket costs of mailing the Fund Documents to Contract Owners. This reimbursement is in addition to, and not part of or in lieu of, the Website Hosting Fee specified above.

4.                                      Portfolio Expense and Performance Data. The Distributor shall provide such data regarding each Portfolio’s expense ratios and investment performance as the Company shall reasonably request, to facilitate the registration  and  sale  of  the  Variable  Contracts. Without limiting the generality of the forgoing, the Underwriter shall provide the following Portfolio expense and performance data on a timely basis to facilitate the Company’s preparation of its annually updated registration statement for the Variable Contracts (and as otherwise reasonably requested by the Company), but in no event later than 90 calendar days after the close of each Portfolio’s fiscal year:

(a).                              the gross “Annual Portfolio Company Expenses” for each Portfolio calculated in accordance with Item 3 of Form N-1A, before any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 16 to Item 4 of Form N-4, and (ii) Instruction 4(a) to Item 4 of Form N-6); and

(b).                              the net “Annual Portfolio Company Expenses” (aka “Total Annual Fund Operating Expenses”) for each Portfolio calculated in accordance with Item 3 of Form N- 1A, that include any expense reimbursements or fee waiver arrangements (and in accordance with (i) Instruction 17 to Item 4 of Form N-4 and (ii) Instruction 4 to Item 17 of Form N-4, and (iii) Instruction 4(b) to Item 4 of Form N-6, and (iv) Instruction 4 to Item 18 of Form N-6)), and the period for which the expense reimbursements or fee waiver arrangement is expected to continue and whether it can be terminated by the Portfolio; and

(c).                               the “Average Annual Total Returns” for each Portfolio (before taxes) as calculated pursuant to Item 4(b)(2)(iii) of Form N-1A (for the 1, 5, and 10 year periods, and in accordance with (i) Instruction 7 to Item 17 of Form N-4, and (ii) Instruction 7 to Item 18 of Form N-6)).

5.                                      Construction of this Amendment; Participation Agreement.

(a).                              This Amendment shall be interpreted to be consistent with, and to facilitate compliance with and reliance on, Rule 498A (including paragraph (j) thereof) under the 1933 Act and any interpretations of that Rule by the Securities and Exchange Commission, its staff, courts, or other appropriate legal authorities.

(b).                                      To the extent the terms of this Amendment conflict with the terms of the Participation Agreement, the terms of this Amendment shall control; otherwise, and except as otherwise specifically set forth in this Amendment, the terms of the Participation Agreement shall continue to apply, and shall apply to the duties, responsibilities, rights and obligations of the Parties under and pursuant to this Amendment. This Amendment is in addition to, and not instead of and does not replace, any other Amendments to the Participation Agreement.

6.                                      Termination. This Amendment shall terminate upon the earlier of:

(a).                              termination of the Participation Agreement; or

(b).                              60 days written notice from any Party to the other Parties.

7.                                      Counterparts and Delivery. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument. A signed copy of this Amendment delivered by facsimile or by emailing a copy in .pdf form shall be treated as an original and shall bind all Parties just as would the exchange of originally signed copies.

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed as of the date first above written.

The Company:

PROTECTIVE LIFE INSURANCE COMPANY, on behalf of itself and each Separate Account

By:	/s/ Steve Cramer
Print Name:	Steve Cramer
Title:	Chief Product Officer, Retirement Division

The Underwriter:

AMERICAN CENTURY INVESTMENT SERVICES, INC.

By:	/s/ Kyle Langan
Print: Name:	Kyle Langan
Title:	Vice President